UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                                 March 16, 2005
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                Date of report (Date of earliest event reported)


                           Chester Valley Bancorp Inc.
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             (Exact name of registrant as specified in its charter)


  Pennsylvania                        000-18833                 23-2598554
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  (State or other jurisdiction      (Commission                (IRS Employer
    of incorporation)               File Number)             Identification No.)


 100 E. Lancaster Avenue, Downingtown, Pennsylvania                19335
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 (Address of principal executive offices)                        (Zip Code)


                                 (610) 269-9700
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              (Registrant's telephone number, including area code)


                                 Not Applicable
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          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     OTHER EVENTS

Chester Valley Bancorp Inc. (NASDAQ: CVAL) (the "Company") announced that its wholly owned subsidiary, First Financial Bank has completed a restructuring of a portion of its Federal Home Loan Bank ("FHLB") borrowings. The Bank prepaid $21 million of callable fixed rate borrowings with an average remaining term of approximately 63 months and an average cost of 5.945% resulting in the Bank incurring a prepayment penalty of approximately $1.6 million on a pre-tax basis ($1.1 million after tax). The repayment was done with available cash on hand as well as the sale of certain investment securities and fixed rate loans. " The repayment is expected to positively impact the Company's future net interest margin and operating results as the cost of the borrowings was greater than the yield on the assets utilized to fund the repayment," stated Joseph T. Crowley, Chief Financial Officer. "Additionally, as stated in prior announcements concerning our Company's combination with Willow Grove Bancorp, Inc. (NASDAQ -
WGBC), it is intended that the combined companies would de-leverage the balance sheet through a sale of certain assets and repayment of FHLB borrowings. The recent increase in market interest rates resulted in an approximate $550,000 reduction in the prepayment penalty on the borrowings as compared to December 31, 2004. This repayment is beneficial to the future operating earnings of both Chester Valley as a separate entity as well as the combined operations of Chester Valley and Willow Grove." The prepayment penalty will reduce the third quarter ended March 31, 2005 operating results of the Company by approximately $0.21 per diluted share.

FORWARD LOOKING STATEMENTS. A number of the matters discussed in this message that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the new company, including expected synergies resulting from the merger of Chester Valley Bancorp and Willow Grove Bancorp, combined operating and financial data, future banking plans, and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the failure to realize capital, operating expense and other synergies; the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed on the new company in connection with consummation of the merger; approval of the merger by the shareholders of Chester Valley Bancorp and Willow Grove Bancorp and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Chester Valley Bancorp's and Willow Grove Bancorp's respective reports filed with the SEC, including each company's annual report on Form 10-K for the year ended June 30, 2004 and quarterly report on Form 10-Q for the quarter ended September 30, 2004 and December 31, 2004. This message speaks only as of its date, and Chester Valley Bancorp and Willow Grove Bancorp each disclaims any duty to update the information herein.

ADDITIONAL INFORMATION AND WHERE TO FIND IT. In connection with the proposed merger, a registration statement on Form S-4 will be filed with the SEC. CHESTER VALLEY BANCORP AND WILLOW GROVE BANCORP SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The final joint proxy statement/prospectus will be mailed to shareholders of Chester Valley Bancorp and Willow Grove Bancorp. Shareholders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov, from Chester Valley Bancorp by calling Joseph T. Crowley, or from Willow Grove Bancorp by calling Christopher E. Bell.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           Chester Valley Bancorp Inc.


Date         03/16/05                     By:  /s/ Joseph T. Crowley
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                                         Joseph T. Crowley
                                         Chief Financial Officer & Treasurer